Exhibit 10.1

INTERNALIZATION AGREEMENT

by and among

Annaly Capital Management, Inc.,

AMCO Acquisition LLC,

AMCO Holding Management Company LLC,

the Persons named on Schedule 1 hereto,

AMCO OpCo Holding Company LLC,

AMCO LP Holding Company LP,

AMCO Manager Holdings LLC

and

Annaly Management Company LLC

dated as of

February 12, 2020

i

EXHIBITS AND SCHEDULES

Exhibit A	Definitions
Exhibit B	Terms and Conditions of Employment Offers
Schedule 1	HoldCo Members
Schedule 2	Employees Who Will Receive Employment Offers

INTERNALIZATION AGREEMENT

THIS INTERNALIZATION AGREEMENT (this “Agreement”), dated as of February 12, 2020, is entered into by and among (i) Annaly Capital Management, Inc., a Maryland corporation (“Annaly”), (ii) AMCO Acquisition LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Annaly (“Annaly Sub” and, together with Annaly, the “Annaly Parties”), (iii) AMCO Holding Management Company LLC, a Delaware limited liability company (“HoldCo”), (iv) the Persons named on Schedule 1 hereto (the “HoldCo Members” and together with HoldCo, the “Contributors”), (v) AMCO OpCo Holding Company LLC, a Delaware limited liability company (“OpCo Holdings”), (vi) AMCO LP Holding Company LP, a Delaware limited partnership (“ALP”), (vii) AMCO Manager Holdings LLC, a Delaware limited liability company (“AMH”), and (viii) Annaly Management Company LLC, a Delaware limited liability company (“Manager” and, together with OpCo Holdings, ALP and AMH, the “Manager Entities”). Each of the foregoing is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the HoldCo Members are the owners of all of the outstanding limited liability company interests in HoldCo;

WHEREAS, HoldCo is the owner of all the outstanding general partnership interests of, and the HoldCo Members are the owners, collectively, of all the outstanding limited partnership interests, of ALP;

WHEREAS, HoldCo, as the managing member and only voting equity holder in OpCo Holdings, controls all matters related to OpCo Holdings, including the ability to cause all of the members in OpCo Holdings (the “OpCo Holdings Members”) to transfer their respective outstanding limited liability company interests of OpCo Holdings;

WHEREAS, ALP and OpCo Holdings are the owners, collectively, of all of the outstanding limited liability company interests of AMH (the “AMH Equity Interests”);

WHEREAS, AMH is the owner of all of the outstanding limited liability company interests of Manager (the “Manager Equity Interests”);

WHEREAS, Manager, as controlled by HoldCo, is responsible for the management of the business of Annaly and its subsidiaries (the “Business”) pursuant to, and serves as “Manager” under, that certain Amended and Restated Management Agreement, dated as of August 1, 2018, by and among Annaly, Manager and each subsidiary of Annaly party thereto, as amended by Amendment No. 1 to the Management Agreement, dated as of March 27, 2019 (collectively, the “Management Agreement”);

WHEREAS, Annaly desires to internalize its management through, among other things, the acquisition by Annaly Sub of (i) all of the outstanding limited liability company interests of HoldCo (the “HoldCo Interests”), (ii) all of the outstanding partnership interests of ALP (the “ALP Interests”) and (iii) all of the outstanding limited liability company interests of OpCo Holdings (the “OpCo Interests” and, together with the HoldCo Interests and the ALP Interests, the “Contributed Equity Interests”); and

WHEREAS, the Contributors desire to contribute and assign, and Annaly Sub desires to accept, all of the Contributed Equity Interests on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Exhibit A attached hereto and incorporated herein for all purposes of this Agreement.

ARTICLE 2

CONTRIBUTION AND CLOSING

Section 2.1    Contribution. Upon and subject to all of the terms and conditions of this Agreement and in exchange for the Consideration (as defined in Section 2.2 herein), at the closing of the transactions contemplated hereby (the “Closing”), the Contributors shall contribute, assign, sell, grant, transfer and convey (collectively, a “Contribution”) to Annaly Sub all of the Contributed Equity Interests free and clear of all Liens, and Annaly Sub shall accept such Contribution upon and subject to all of the terms and conditions of this Agreement (it being understood that, in the case of the OpCo Interests, HoldCo shall cause the OpCo Holdings Members to contribute such interests without any further approval required by such OpCo Holdings Members). At and after the Closing, the Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the Contributed Equity Interests, and neither the Contributors nor the OpCo Holdings Members shall have any further ownership or other rights with respect to the Contributed Equity Interests.

Section 2.2    Consideration. The consideration (the “Consideration”) to be paid in exchange for the Contributed Equity Interests is one dollar ($1.00).

Section 2.3    Closing. Subject to the provisions of this Agreement, the Closing shall take place remotely via the exchange of executed documents and/or closing deliverables at 11:59 p.m., local time, on (a) one Business Day after all of the conditions set forth in Article 8 hereof (other than conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at the Closing) have been satisfied or waived by the Parties entitled to the benefits thereto; provided, that the earliest the Closing may occur is June 30, 2020, or (b) such other date, time and place as the Parties shall mutually agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”).

Section 2.4    Intended Tax Treatment. The Parties agree that solely with respect to the Contributions of the Contributed Equity Interests, the transactions contemplated by this Agreement (other than the termination of the Management Agreement as described in Section 3.3 hereof) shall be treated by the Contributors as a sale of their interests in HoldCo, ALP, and OpCo Holdings, as applicable, pursuant to Section 741 of the Code and by Annaly as the acquisition of the assets of the Manager pursuant to Revenue Ruling 99-6, situation 2, in each case in exchange for the Consideration, plus the assumption of any liabilities of HoldCo, ALP, OpCo Holdings, and the Manager Entities at the time of the Closing including Liabilities disclosed or reserved against in the projected balance sheet set forth in Section 5.7(b) of the HoldCo Disclosure Letter (the “Projected Balance Sheet”).

ARTICLE 3

MANAGEMENT AGREEMENT MATTERS

Section 3.1    Provisional Amendments and Waivers. Annaly and Manager each hereby agree that the following amendments and waivers of the terms of the Management Agreement shall be in full force and effect, shall, with respect only to such amendments and waivers, expressly supersede the terms of the Management Agreement to the contrary, and shall be effective amendments and waivers of the terms of the Management Agreement without the need for separate, stand-alone amendments or waivers, provided that the amendments and waivers set forth in Sections 3.1(a) and (b) shall only apply during the period between the date hereof and the earliest of (i) Closing and (ii) termination of this Agreement:

(a)    Manager hereby waives the Acceleration Fee (as defined in the Management Agreement) solely to the extent it would be payable in connection with the Closing and releases all claims thereto. For the avoidance of doubt, the Manager is waiving the Acceleration Fee solely in connection with the Closing under this Agreement, and is not waiving such Acceleration Fee under any other circumstances, including, without limitation, in connection with any action taken by the Annaly Board of Directors or any committee thereof with respect to an External Management Proposal (as defined in Section 7.3 herein).

(b)    Notwithstanding anything to the contrary contained in Section 3 of the Management Agreement, Annaly and the Manager hereby agree that Annaly may discuss employment-related matters with employees of the Manager (the “Manager Employees”) prior to Closing.

Section 3.2    Status of Management Agreement. Except as expressly set forth in this Article 3, the Management Agreement has not been amended, revised or modified and all terms and provisions of the Management Agreement shall remain in full force and effect. From and after the date hereof, all references to the Management Agreement shall refer to the Management Agreement as amended by this Agreement. Unless otherwise defined herein, initially capitalized terms have the meaning given them in the Management Agreement. In the event that this Agreement is terminated as permitted herein, the foregoing amendments and waivers in Sections 3.1(a) and 3.1(b) shall be void and of no further effect.

Section 3.3    Termination of Management Agreement. The Management Agreement shall be terminated at, and subject to, the Closing. Except for Sections 8(f), 11 and 16 of the Management Agreement (which such sections shall survive the termination of the Management Agreement), the Management Agreement shall be void and of no further effect after the Closing and the consummation of the transactions contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

THE CONTRIBUTORS

Except as set forth in a correspondingly labeled section of the HoldCo Disclosure Letter, it being agreed that any matter disclosed in any section or subsection of the HoldCo Disclosure Letter shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent to be so applicable to such other section or subsection, as applicable, (i) HoldCo hereby represents and warrants on behalf of itself and (ii) each Contributor hereby severally, and not jointly, represents and warrants, solely as to itself, to the Annaly Parties, as of the date hereof and as of the Closing (provided that any representation or warranty that addresses matters as of a particular date shall be deemed to have been made only as of such date), as follows:

Section 4.1    Organization. HoldCo is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. HoldCo has the requisite limited liability company power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets.

Section 4.2    Authority. HoldCo has all requisite limited liability company, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by HoldCo of this Agreement and the consummation by HoldCo of the transactions contemplated hereby have been duly and validly authorized and approved by all required actions on the part of HoldCo and the HoldCo Members. This Agreement has been duly and validly executed and delivered by each Contributor and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes legal, valid and binding obligations of each Contributor enforceable against each Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Applicable Laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability. HoldCo has made available to the Annaly Parties correct and complete copies of the resolutions of HoldCo’s board of managers and the HoldCo Members, in each case, approving the execution and delivery by HoldCo of this Agreement and the consummation by HoldCo of the transactions contemplated hereby.

Section 4.3    No Violation. Except as set forth in Section 4.4, neither the execution, delivery or performance of this Agreement, nor the consummation by the Contributors of the transactions contemplated hereby, will, with or without the giving of notice, the termination of any grace period or both: (a) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of HoldCo; (b) violate any Applicable Law; or (c) result in a violation or breach by the Contributor, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any material Contract to which the Contributors are a party or by which the Contributors or any of their properties or assets are bound.

Section 4.4    Consents and Approvals. Except (a) as set forth in Section 4.4 of the HoldCo Disclosure Letter and (b) for any consent, approval or notice that may be required solely by reason of the participation of Annaly Sub (as opposed to any other third party purchaser) in the transactions contemplated hereby, HoldCo is not required to obtain any consent, waiver or approval of, or make any filing, notification or registration with, any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.5    Ownership of Interests. All of the Contributed Equity Interests are owned, of record and beneficially, by the Contributors and the OpCo Holdings Members, as applicable, and will at the Closing be free and clear of any Liens (other than restrictions under Securities Laws). All of the AMH Equity Interests are owned, of record and beneficially, by ALP and OpCo Holdings, as applicable, and will at the Closing be free and clear of any Liens (other than restrictions under Securities Laws). All of the Manager Equity Interests are owned, of record and beneficially, by AMH and will at the Closing be free and clear of any Liens (other than restrictions under Securities Laws).

Section 4.6    Proceedings.

(a)    There are no legal, administrative, arbitral or other proceedings, investigations, examinations, audits, complaints, charges, hearings, claims, demands, suits or actions (collectively, “Proceedings”) that are pending or, to the Knowledge of HoldCo, threatened, against any Contributor or any of their respective Affiliates that (i) individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of the Contributor to perform obligations hereunder or (ii) challenge the validity of the Agreement or the transactions contemplated hereby.

(b)    There is no injunction, order, judgment or decree imposed upon any Contributor or any of their respective Affiliates that would reasonably be expected to prevent or materially delay the ability of the Contributor to perform its respective obligations under this Agreement.

Section 4.7    No Breach of Management Agreement. To HoldCo’s Knowledge (x) no party is in breach or violation of the Management Agreement and (y) no facts exist that could give rise to a termination event (other than Annaly’s ability to terminate the Management Agreement at any time and for any reason), including, without limitation a termination by either party for cause, or as a result of Annaly failing to satisfy an exemption to registration under the Investment Company Act of 1940, as amended, under the Management Agreement.

Section 4.8    Taxes.

(a)    HoldCo has (i) timely filed (or caused to be timely filed) all federal and other material Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with the appropriate taxing authority and all such Tax Returns were and are complete and correct in all material respects and (ii) timely paid (or caused to be timely paid) all Taxes which were required to be paid by HoldCo on such Tax Returns other than any such Taxes that are being contested in good faith by appropriate Proceedings.

(b)    There is currently no pending or proposed in writing audit of any Tax Returns of HoldCo.

(c)    There are no outstanding waivers or extensions given by any of the HoldCo Members regarding the application of the statute of limitations with respect to any Taxes.

(d)    There are no Liens upon the assets or properties of any of the HoldCo Members or the Business other than Permitted Liens.

(e)    HoldCo has no material liability of any kind for any unpaid Taxes.

(f)    HoldCo has withheld and paid each material Tax required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, service provider, creditor, customer, shareholder or other party, and each such member has complied with all information reporting and backup withholding provisions of Applicable Law.

(g)    At no time was HoldCo a member of any affiliated, combined, unitary, or other similar group filing a consolidated, combined, unitary, or other Tax Return for any taxable year for which the assessment of Taxes has not expired pursuant to the relevant statute of limitations.

(h)    HoldCo is not a party to, is not bound by, and does not have any obligation under, any Tax sharing, Tax indemnity or Tax allocation agreement or similar agreement or arrangement with respect to Taxes with any Person other than obligations in customary agreements with third parties entered into in the ordinary course of business consistent with past practice.

(i)    HoldCo is, and at all times since its formation has been, properly treated and classified for all U.S. federal and applicable state Tax purposes as a partnership (within the meaning of Section 301.7701-1 of the Treasury Regulations).

Section 4.9    Ownership of Assets and Interests. HoldCo does not own any assets that following Closing, and taking into account the termination of the Management Agreement, would reasonably generate any income for U.S. federal Tax purposes. HoldCo does not own any assets that are securities under the Investment Company Act of 1940, as amended, except the Contributed Equity Interests and treasury securities.

Section 4.10    Contributed Equity Interests; Capitalization.

(a)    Each of the Contributed Equity Interests, the AMH Equity Interests and the Manager Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable. Other than the Contributed Equity Interests, the AMH Equity Interests and the Manager Equity Interests, no limited liability company interests or other equity interests in a Manager Entity are issued and outstanding.

(b)    There are no outstanding securities, interests, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which a Manager Entity is a party or by which it is bound obligating a Manager Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional limited liability company membership interests, equity interests or other securities of a Manager Entity or obligating a Manager Entity to issue, grant, extend or enter into any such security, interest, option, warrant, call, right or Contract. There are no outstanding obligations (contingent or otherwise) of a Manager Entity to repurchase, redeem or otherwise acquire any limited liability company interests, equity interests or other securities (or options or warrants to acquire any such interests) of a Manager Entity. There are no outstanding or authorized appreciation rights, registration rights (including piggyback rights), rights of first offer, performance units, “phantom” unit rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, or share price performance or other attribute of a Manager Entity or its business or assets or calculated in accordance therewith or to cause a Manager Entity to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or which otherwise relate to the registration of any securities of such Manager Entity. There are no voting trusts, proxies, shareholder agreements or other Contracts of similar character to which a Manager Entity is a party or by which it is bound.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF

HOLDCO AND MANAGER ON BEHALF OF THE MANAGER ENTITIES

Except as set forth in a correspondingly labeled section of the HoldCo Disclosure Letter, it being agreed that any matter disclosed in any section or subsection of the HoldCo Disclosure Letter shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent to be so applicable to such other section or subsection, HoldCo and Manager, on behalf of each Manager Entity, hereby represent and warrant to the Annaly Parties, as of the date hereof and as of the Closing (provided that any representation or warranty that addresses matters as of a particular date shall be deemed to have been made only as of such date), as follows:

Section 5.1    Organization. Each Manager Entity is a limited liability company or limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Manager Entity has the requisite power and authority necessary to carry on its business as it is now being conducted and to own, lease and operate all of its material properties and assets. Each Manager Entity is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary under Applicable Law, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Manager Material Adverse Effect. HoldCo and/or Manager have made available to the Annaly Parties complete and correct copies of the Organizational Documents of each Manager Entity, as in effect on the date hereof.

Section 5.2    Authority. Each Manager Entity has all requisite limited liability company, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Manager Entity of this Agreement and the consummation by each Manager Entity of the transactions contemplated hereby have been duly and validly authorized and approved by all required actions by HoldCo on behalf of such Manager Entity. This Agreement has been duly and validly executed and delivered by such Manager Entity and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes the legal, valid and binding obligation of such Manager Entity enforceable against such Manager Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Applicable Laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability. HoldCo and/or Manager have made available to the Annaly Parties correct and complete copies of the resolutions of each Manager Entity’s board of managers and/or member(s), as applicable, approving the execution and delivery by such Manager Entity of this Agreement and the consummation by such Manager Entity of the transactions contemplated hereby.

Section 5.3    No Violations. Except as set forth in Section 5.4, neither the execution, delivery or performance of this Agreement, nor the consummation by each Manager Entity of the transactions contemplated hereby, will, with or without the giving of notice, the termination of any grace period or both: (a) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of such Manager Entity; (b) violate any Applicable Law; or (c) result in a violation or breach by such Manager Entity, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any material Contract to which it is a party or by which it or any of its properties or assets are bound.

Section 5.4    Consents and Approvals. Except (a) as set forth in Section 5.4 of the HoldCo Disclosure Letter and (b) for any consent, approval or notice that may be required solely by reason of the participation of Annaly Sub (as opposed to any other third party purchaser) in the transactions contemplated hereby, no Manager Entity is required to obtain any consent, waiver or approval of, or make any filing, notification or registration with, any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.5    Brokers and Finders.(a) Other than Wells Fargo Securities, LLC, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, any Manager Entity in connection with this Agreement or the transactions contemplated hereby.

Section 5.6    Subsidiaries. Manager has never owned, nor does it currently own, directly or indirectly, any Subsidiaries. Manager does not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

Section 5.7    Manager Financial Statements; No Undisclosed Liabilities.

(a)    HoldCo and/or Manager have made available to the Annaly Parties complete and correct copies of the unaudited consolidated balance sheets of Manager as of December 31, 2019 (the “Manager Balance Sheet”) and December 31, 2018 and the related unaudited consolidated statements of operations for the fiscal years ended December 31, 2019 and December 31, 2018. The balance sheets referred to in this Section 5.7(a) present fairly in all material respects the financial position of Manager as of the respective dates thereof, and the other financial statements referred to in this Section 5.7(a) present fairly in all material respects the results of the operations of Manager for the respective fiscal periods therein set forth, in each case in accordance with GAAP consistently applied, except that the financial statements do not contain all footnotes required by GAAP and subject to normal and recurring year-end adjustments, the effect of which will not amount to a Manager Material Adverse Effect.

(b)    No Manager Entity has any Liabilities (whether of a nature required by GAAP to be accrued in the Manager Balance Sheet, a separate balance sheet or otherwise), except (i) as of the date hereof, (A) Liabilities set forth in Section 5.7(b) of the HoldCo Disclosure Letter, or (B) as and to the extent disclosed or reserved against in the Manager Balance Sheet, and (ii) as of the Closing Date, Liabilities disclosed or reserved against in the Projected Balance Sheet. Manager’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of Manager’s assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures are being made only in accordance with authorizations of management; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of Manager’s assets that could have a material effect on the consolidated financial statements.

Section 5.8    Absence of Certain Changes. Since the date of the Manager Balance Sheet, except as described in Section 5.8 of the HoldCo Disclosure Letter, (a) Manager has conducted its business, and the Business has been conducted, in the ordinary course consistent with past practices in all material respects (b) there has not been any Manager Material Adverse Effect or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a Manager Material Adverse Effect, and (c) there has not been any event or occurrence that would cause the Projected Balance Sheet to be incorrect or inaccurate in any material respect or fail to reflect the best currently available estimates and good faith judgments of the management of Manager. In addition, from the date of the Manager Balance Sheet through the date hereof, neither the Contributors (in respect of the Business) nor Manager has taken any action that, if proposed to be taken after the date hereof, would require the consent of the Annaly Parties under Section 7.1.

Section 5.9    Material Contracts.

(a)    Section 5.9(a) of the HoldCo Disclosure Letter contains a complete and correct list of all material Contracts of the Manager Entities (“Material Contracts”) in existence on the date hereof. HoldCo and/or Manager have made available to the Annaly Parties complete and correct copies of all such Material Contracts.

(b)    Each Material Contract is valid, binding and in full force and effect, and is enforceable against such Manager Entity, and, to the Knowledge of HoldCo, each other party thereto, in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Applicable Laws now or hereafter in effect affecting creditors’ rights and remedies generally and except that the availability of equitable remedies may be limited by equitable principles of general applicability. Such Manager Entity is not in material default under any Material Contract, nor, to the Knowledge of HoldCo, is any other party to any Material Contract in material default thereunder.

Section 5.10    Compliance.

(a)    Such Manager Entity has been since January 1, 2018, and is now, in compliance in all material respects with all Applicable Laws or by which any property or asset of such Manager Entity is bound or affected. Such Manager Entity has not (i) committed any act, omission or other practice for which a Governmental Authority could have a reasonable basis for criminal prosecution or civil enforcement under Applicable Law, or (ii) received any written or other notice of, been charged with, or received any inquiry concerning, the possible violation in any material respect of any Applicable Law. Such Manager Entity has not received written, or to the Knowledge of HoldCo, oral notice that any Manager Entity is under Governmental Investigation with respect to the violation of any Applicable Law or Approval. Such Manager Entity has not, to the Knowledge of HoldCo, been charged with or threatened to be charged with any violation of, or received notice of any revocation or material modification of, any Approval or any Applicable Law. Since January 1, 2018, no such Manager Entity has made, or been ordered to make, any payment in respect of any Governmental Damages, and HoldCo has no Knowledge of current or outstanding audits, recoupment efforts, or appeals by any Governmental Authority pending.

(b)    Section 5.10(b) of the HoldCo Disclosure Letter sets forth a true, complete and accurate list of all material Approvals issued to or held by such Manager Entity. Such Approvals are the only Approvals required for such Manager Entity to conduct its business, activities and operations as presently conducted, except for those the absence of which has not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Manager Material Adverse Effect. Each such Approval is valid and in full force and effect. Each Manager Entity has been and is in material compliance with the terms of each such Approval. To the Knowledge of HoldCo, no modification, revocation, suspension or cancellation of any such Approval is pending or threatened. To the Knowledge of HoldCo, all material applications required to have been filed for the renewal of such Approvals have been duly filed with the appropriate Governmental Authority, and, to the Knowledge of HoldCo, all other material filings required to have been made with respect to such Approvals and Applicable Laws have been duly made on a timely basis with the appropriate Governmental Authority.

Section 5.11    Proceedings.

(a)    There are no Proceedings that are pending or, to the Knowledge of HoldCo, threatened, against a Manager Entity or any of its Affiliates that (i) individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of a Manager Entity to perform its obligations hereunder or (ii) challenge the validity of the Agreement or the transactions contemplated hereby.

(b)    There is no injunction, order, judgment or decree imposed upon a Manager Entity or any of its Affiliates that would reasonably be expected to prevent or materially delay the ability of a Manager Entity to perform its obligations under this Agreement.

Section 5.12    Employee Benefit Plans.

(a)    Section 5.12(a) of the HoldCo Disclosure Letter sets forth a complete and correct list, as of the date hereof, of (i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) each other employee benefit plan, program, contract, fund or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, whether or not subject to ERISA and currently effective or terminated) and any trust, escrow or similar agreement related thereto, whether or not funded, including any equity option, equity purchase, equity appreciation right, equity-based incentive, employment, cash bonus, incentive compensation, retirement, pension, deferred compensation, profit-sharing, unemployment or severance compensation plan, program, contract, fund or arrangement provided to any current or former employees, members, directors, managers, officers, individual consultants or individual independent contractors of any Manager Entity, that are sponsored or maintained by such Manager Entity, or with respect to which any Manager Entity has made or is required to make payments, transfers or contributions to or on behalf of such individuals or with respect to which any Manager Entity has or could have any Liability with respect to such individuals (all of the above items, whether listed or required to be listed in Section 5.12(a) of the HoldCo Disclosure Letter, being hereinafter individually or collectively referred to as a “Manager Benefit Plan” or “Manager Benefit Plans,” respectively). Section 5.12(a) of the HoldCo Disclosure Letter identifies each Manager Benefit Plan. No Manager Entity has any current Liability with respect to any Manager Benefit Plan or any other employee benefit plan, program or arrangement, other than the Manager Benefit Plans or any employee benefit plan, program or arrangement that is mandated by Applicable Laws. No Manager Benefit Plan is maintained outside of the United States.

(b)    Copies of the following materials have been made available to the Annaly Parties: (i) all current plan documents for each Manager Benefit Plan or, in the case of an unwritten Manager Benefit Plan, an accurate written description of all material terms thereof, (ii) all determination, advisory or opinion letters from the United States Internal Revenue Service (the “IRS”) with respect to any of the Manager Benefit Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports with respect to any of the Manager Benefit Plans, (iv) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Manager Benefit Plan, and (v) all material correspondence relating to any Manager Benefit Plan between Manager and any Governmental Authority within three years preceding the date hereof.

(c)    Each of the Manager Benefit Plans has been maintained, operated and administered in material compliance with its terms and Applicable Laws, including ERISA and the Code. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Manager Benefit Plans that could result in any Liability or excise Tax under ERISA or the Code being imposed on Manager or any of the Annaly Parties.

(d)    (i) Each Manager Benefit Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to such Manager Benefit Plan as to its qualified status under the Code, or with respect to a prototype Manager Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Manager Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Manager Benefit Plan and (ii) to the Knowledge of HoldCo, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Manager Benefit Plan that would reasonably be expected to adversely affect such qualification or to result in the revocation of such letter.

(e)    Except as set forth in Section 5.12(e) of the HoldCo Disclosure Letter, no Manager Entity or any of its ERISA Affiliates maintains, contributes to, or sponsors (and has not ever maintained, contributed to, or sponsored) a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code), a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. With respect to each group health plan benefiting any current or former employee of a Manager Entity that is subject to Section 4980B of the Code, except as would not result in material Liability to such Manager Entity or any of the Annaly Parties, such Manager Entity has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(f)    There are no pending or, to the Knowledge of HoldCo, threatened Proceedings (other than routine Claims for benefits), against or affecting any Manager Benefit Plan, by any current or former employee or beneficiary covered under such Manager Benefit Plan (as applicable) or otherwise involving a Manager Benefit Plan, nor, to the Knowledge of HoldCo, is there any basis for one.

(g)    Except as set forth in Section 5.12(g) of the HoldCo Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) entitle any current or former director, member or employee of such Manager Entity (or the dependents of any such Persons) to any payment (whether of severance pay or otherwise), (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, member or employee (or the dependents of any such Persons) or (iii) accelerate the time of payment or vesting of amounts due any such director, member or employee (or the dependents of any such Persons).

(h)    No amount that could be received (whether in cash or property or the vesting of property or the right to receive payment in cash) as a result of any of the transactions contemplated by this Agreement by any employee, officer, member or director of a Manager Entity who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Manager Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code). Each Manager Benefit Plan and any other payment or arrangement for which a Manager Entity has Liability that is subject to Section 409A of the Code is in documentary compliance with, and has been operated in compliance with, Section 409A of the Code, no Person has a right to any gross up or indemnification from a Manager Entity with respect to any such Manager Benefit Plan, payment or arrangement subject to the excise tax imposed by Section 4999 of the Code or with respect to Section 409A of the Code.

(i)    No Manager Benefit Plan provides payments or benefits, including post-termination health or life insurance benefits, beyond termination of service or retirement (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).

(j)    No Manager Benefit Plan provides benefits to any individual who is not a current or former employee or member of a Manager Entity, or the dependents or other beneficiaries of any such current or former employee or member.

(k)    No Manager Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Manager Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code). All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be accrued or made to, any Manager Benefit Plan on or prior to the Closing Date will have been paid, made or accrued on or prior to the Closing Date.

(l)    Other than as set forth on Section 5.12(l) of the HoldCo Disclosure Letter, there are no participants who have retired and are entitled to future benefit payments under the Second Amended and Restated Supplemental Retirement Plan of ALP (the “AMCO Retirement Plan”).

Section 5.13    Employment Matters.

(a)    (i) No Manager Entity is a party to or bound by any union contract, collective bargaining agreement or other similar type of Contract, (ii) (A) no Manager Entity has agreed to recognize any union or other collective bargaining representative, (B) no union or group of employees has made a pending demand for recognition and (C) there are no representation Proceedings or petitions seeking a representation Proceeding presently pending or, to the Knowledge of HoldCo, threatened to be brought or filed with the National Labor Relations Board and (iii) no union or collective bargaining representative has been certified as representing any Manager Employees and, to the Knowledge of HoldCo, no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining representative with respect to any Manager Employees with respect to their employment with the Manager Entities. No Manager Entity is a party to or bound by any independent contractor agreement, consulting agreement or other similar type of Contract (with any natural Person) that cannot be terminated upon a month or less notice without Liability of more than $25,000 to any member of the Manager Entities.

(b)    The Manager Entities have made available to the Annaly Parties a correct and complete list that sets forth, as of the date hereof, base compensation, bonus/commission and total compensation for the prior year and current annual base salary or hourly wage rate (or other compensation) to date with respect to each Manager Employee.

(c)    Other than as set forth on Section 5.13(c) of the HoldCo Disclosure Letter, no Manager Entity employs any employee who cannot be dismissed immediately, whether currently or immediately after the consummation of the transactions contemplated hereby, without notice or cause and without further Liability to such Manager Entity. To the Knowledge of HoldCo, no employee, consultant or independent contractor who is employed by a Manager Entity or who provides services to a Manager Entity intends to terminate his or her employment relationship or engagement.

(d)    All Manager Employees who work in the United States have been, and all former employees of the Manager or any of its Affiliates (who provided services to a Manager Entity) who worked in the United States since January 1, 2015 whose employment terminated, voluntarily or involuntarily, prior to the Closing Date were, legally authorized to work in the United States. Each Manager Entity has completed and retained the necessary employment verification paperwork under IRCA for employees hired prior to the Closing Date. Further, since January 1, 2015, each Manager Entity has been in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

(e)    Since January 1, 2015, all individuals who perform services for a Manager Entity have been classified correctly, in accordance with the terms of each Manager Benefit Plan and ERISA, the Code, the Fair Labor Standards Act of 1938, as amended, and all other Applicable Laws, as employees, independent contractors or leased employees, and no Manager Entity or any of its Affiliates has received notice to the contrary from any Person or Governmental Authority.

(f)    Since January 1, 2015, each Manager Entity has been in material compliance with all Applicable Laws respecting labor and employment, including termination of employment or failure to employ, employment practices, terms and conditions of employment, immigration, wages and hours, working time, employment standards, civil rights, discrimination and retaliation, occupational safety and health, family or medical leave, exempt/non-exempt and contingent worker classifications and workers’ compensation and the Worker Adjustment Retraining & Notification Act of 1988, as amended, or any similar Applicable Law. There are no labor or employment Proceedings pending, or to the Knowledge of HoldCo threatened, between a Manager Entity and any employees, current or former, of a Manager Entity.

Section 5.14    Intellectual Property.

(a)    Section 5.14(a) of the HoldCo Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all of the Intellectual Property of the Manager (“Manager Intellectual Property”) that as of the date hereof is registered or subject to an application for registration with any Governmental Authority by the Manager or (collectively, whether listed or required to be listed in Section 5.14(a) of the HoldCo Disclosure Letter, the “Registered IP”). All Registered IP is in effect and subsisting.

(b)    Each Manager Entity owns, licenses or otherwise has the right to use all Manager Intellectual Property necessary for the conduct of the Business as currently conducted, provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property of another Person (which is addressed in Section 5.14(c)).

(c)    As of the date hereof (i) to HoldCo’s Knowledge, no Manager Entity’s use of the owned Manager Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, (ii) to the Knowledge of HoldCo, no Person is infringing, misappropriating or otherwise violating the rights of a Manager Entity in any owned Manager Intellectual Property, (iii) since January 1, 2018, no claims have been asserted in writing by any Person against any member of a Manager Entity alleging that a Manager Entity’s use of any Manager Intellectual Property infringes, misappropriates or otherwise violates the rights of such Person, and (iv) since January 1, 2018, no claims have been asserted in writing by such Manager Entity alleging that any Person infringes, misappropriates or otherwise violates any Manager Intellectual Property.

Section 5.15    Taxes.

(a)    Each Manager Entity has (i) timely filed (or caused to be timely filed) all federal and other material Tax Returns required to be filed by it (taking into account any applicable extensions or waivers) with the appropriate taxing authority and all such Tax Returns were and are complete and correct in all material respects and (ii) timely paid (or caused to be timely paid) all Taxes which were required to be paid by such Manager Entity on such Tax Returns other than any such Taxes that are being contested in good faith by appropriate Proceedings.

(b)    There is currently no pending or proposed in writing audit of any Tax Returns of any Manager Entity.

(c)    There are no outstanding waivers or extensions given by any member of any Manager Entity regarding the application of the statute of limitations with respect to any Taxes.

(d)    There are no Liens upon the assets or properties of any member of any Manager Entity or the Business other than Permitted Liens.

(e)    Based on current estimates, the amount of the Liability of a Manager Entity for unpaid Taxes for all periods ending on or before December 31, 2019 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Manager Balance Sheet. The amount of the Liability of a Manager Entity for unpaid Taxes for all periods following the end of the most recent period covered by the Manager Balance Sheet shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of such Manager Entity (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)    Each Manager Entity has withheld and paid each material Tax required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, service provider, creditor, customer, shareholder or other party, and each such member has complied with all information reporting and backup withholding provisions of Applicable Law.

(g)    No Manager Entity was a member of any affiliated, combined, unitary, or other similar group filing a consolidated, combined, unitary, or other Tax Return for any taxable year for which the assessment of Taxes has not expired pursuant to the relevant statute of limitations.

(h)    No Manager Entity is a party to, bound by, nor has any obligation under, any Tax sharing, Tax indemnity or Tax allocation agreement or similar agreement or arrangement with respect to Taxes with any Person other than obligations in customary agreements with third parties entered into in the ordinary course of business consistent with past practice.

(i)    Each of ALP, OpCo Holdings, Manager and AMH is, and at all times since its formation has been, properly treated and classified for all U.S. federal and applicable state Tax purposes as either a partnership (within the meaning of Section 301.7701-3 of the Treasury Regulations promulgated pursuant to the Code) that is not a publicly traded partnership within the meaning of Section 7704 of the Code or an entity disregarded as an entity separate from AMH (within the meaning of Section 301.7701-3 of the Treasury Regulations promulgated pursuant to the Code).

(j)    Each of ALP, OpCo Holdings, Manager and AMH does not own any assets that are securities under the Investment Company Act of 1940, as amended, except the Contributed Equity Interests, other interests in the Manager Entities and treasury securities.

Section 5.16    Insurance. Each insurance policy and insurance bond covering a Manager Entity is set forth in Section 5.16 of the HoldCo Disclosure Letter and is in full force and effect and, in the 12 months prior to the date hereof, no Manager Entity has received written notice from any insurer or agent of any intent to cancel any such insurance policy or bond. There is no material claim by any Manager Entity pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

Section 5.17    Assets; Leases.

(a)    Each Manager Entity has good and marketable title to, a valid leasehold interest in or valid license to use, all of its material personal properties (whether owned or leased), rights and assets, free and clear of all Liens (other than Permitted Liens). No Manager Entity currently owns nor has ever owned any real property (“Real Property”) or interest therein.

(b)    There are no Real Property Leases, and no Manager Entity is obligated under or bound by any option, right of first refusal, purchase Contract, or other Contract to sell or otherwise dispose of any Real Property or any other interest in any Real Property. The interest of a Manager Entity under each Real Property Lease is (i) not subordinate to the holder of any Lien (other than any Permitted Lien) on the interest of the landlord thereunder and (ii) subject to a non-disturbance agreement.

(c)    The tangible personal property owned, leased or licensed by any Manager Entity, together with all other assets of the Manager Entities represents all assets and properties required to carry on the Business.

Section 5.18    Ownership of Assets. Each of ALP, OpCo Holdings and AMH does not own any assets today that, following Closing and taking into account the termination of the Management Agreement, would reasonably generate any income for U.S. federal Tax purposes.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE ANNALY PARTIES

Except as set forth in a correspondingly labeled section of the Annaly Disclosure Letter, it being agreed that any matter disclosed in any section or subsection of the Annaly Disclosure Letter shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent to be so applicable to such other section or subsection, each Annaly Party represents and warrants to the Contributors and the Manager Entities, as of the date hereof and as of the Closing (provided that any representation or warranty that addresses matters as of a particular date, shall be deemed to have been made only as of such date), as follows:

Section 6.1    Organization. Annaly Sub is a limited liability company, duly formed and validly existing and in good standing under the laws of the State of Delaware. Annaly is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Each Annaly Party has the requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets.

Section 6.2    Authority. Each Annaly Party has all requisite corporate and limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Annaly Party of this Agreement and the consummation by each Annaly Party of the transactions contemplated hereby have been duly and validly authorized and approved by all required actions on the part of each Annaly Party. This Agreement has been duly and validly executed and delivered by each Annaly Party and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes the legal, valid and binding obligation of each Annaly Party enforceable against each Annaly Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Applicable Laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability. The Annaly Parties have made available to the Contributors and Manager correct and complete copies of the resolutions of each of Annaly Sub’s board of managers and/or sole member and the Annaly Board of Directors, in each case, approving the execution and delivery by such Annaly Party of this Agreement and the consummation by such Annaly Party of the transactions contemplated hereby.

Section 6.3    No Violations. Except as set forth in Section 6.4 hereof, neither the execution, delivery or performance of this Agreement, nor the consummation by each Annaly Party and its Affiliates (as applicable) of the transactions contemplated hereby, will, with or without the giving of notice, the termination of any grace period or both: (a) violate, conflict with, or result in a breach or default under any provision of the Organizational Documents of any Annaly Party or any such Affiliate; (b) violate any Applicable Law; or (c) result in a violation or breach by any Annaly Party or any such Affiliate of, conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any material Contract to which it is a party or by which it or any of its properties or assets are bound.

Section 6.4    Consents and Approvals. Except (a) as set forth in Section 6.4 of the Annaly Disclosure Letter and (b) for any consent, approval or notice that may be required solely by reason of the participation of an Annaly Party (as opposed to any other third party purchaser) in the transactions contemplated hereby, no Annaly Party is required to obtain any consent, waiver or approval of, or make any filing, notification or registration with, any Governmental Authority in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.5    Proceedings.

(a)    Except as set forth in Section 6.5(a) of the Annaly Disclosure Letter, there are no Proceedings that are pending against any Annaly Party or any of its Affiliates that (i) individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of any Annaly Party to perform its obligations hereunder or (ii) challenge the validity of the Agreement or the transactions contemplated hereby.

(b)    There is no injunction, order, judgment or decree imposed upon any Annaly Party or any of its Affiliates that would reasonably be expected to prevent or materially delay the ability of any Annaly Party to perform its obligations under this Agreement.

Section 6.6    Brokers and Finders. Other than Evercore Group L.L.C., no broker, finder or similar intermediary has acted or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, any Annaly Party or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

Section 6.7    Purchase for Investment. Annaly Sub is acquiring the Contributed Equity Interests solely for investment for its own account and not with the view to, or for resale in connection with, any “distribution” (as such term is used in Section 2(a)(11) of the Securities Act) thereof. Annaly Sub understands that the Contributed Equity Interests have not been registered under the Securities Act or any Applicable Laws by reason of specified exemptions therefrom that depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such Laws such securities may not be resold without registration under the Securities Act or under Applicable Laws unless an applicable exemption from registration is available. Annaly Sub is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Section 6.8    No Breach of Management Agreement. To the Knowledge of the Annaly Parties (x) no Party is in breach or violation of the Management Agreement and (y) no facts exist that could give rise to a termination event (other than Annaly’s ability to terminate the Management Agreement at any time and for any reason), including, without limitation a termination by either Party for cause, or as a result of Annaly failing to satisfy an exemption to registration under the Investment Company Act of 1940, as amended, under the Management Agreement.

ARTICLE 7

COVENANTS

Section 7.1    Conduct of Business Pending the Closing. HoldCo, on behalf of the Manager Entities, covenants and agrees that, between the date hereof and the earlier to occur of the Closing or the termination of this Agreement pursuant to its terms, unless the chair of the Annaly Board of Directors shall otherwise specifically consent in writing in advance (which consent shall not be unreasonably withheld, conditioned or delayed), or unless otherwise expressly provided for by this Agreement, the Manager Entities shall (i) conduct their respective business in all material respects in the ordinary course consistent with past practice; (ii) use their respective commercially reasonable efforts to (A) preserve intact their business and, in the case of the Business, operate in a manner consistent with the Management Agreement and (B) keep available the services of their respective present officers and employees; (iii) maintain any insurance upon all material assets of Manager and the Business in such amounts and of such kinds comparable to that in effect on the date hereof; (iv) pay and discharge current Liabilities of the Manager Entities as and when due and payable in accordance with the Contracts governing such Liabilities, except for Liabilities of the Manager Entities not material in amount that are disputed in good faith by appropriate Proceedings and properly reserved for on the Manager Balance Sheet and (v) comply in all material respects with all Applicable Laws and Material Contracts. Subject to the last sentence of Section 7.1, HoldCo, on behalf of the Manager Entities, covenants and agrees that between the date hereof and the earlier to occur of the Closing or the termination of this Agreement pursuant to its terms, none of the Manager Entities shall directly or indirectly do, or propose to do, any of the following items with respect to themselves and their respective business without the prior written consent of the chair of the Annaly Board of Directors (which consent shall not be unreasonably withheld, conditioned or delayed) unless otherwise expressly provided for by this Agreement or otherwise expressly set forth in Section 7.1 of the HoldCo Disclosure Letter:

(a)    amend, propose to amend or otherwise change its Organizational Documents (except as may be needed to effect the transactions set forth in Section 7.11), alter through merger, liquidation, reorganization, reclassification, recapitalization, restructuring or in any other fashion its legal structure or its capital structure or ownership, or commence any voluntary liquidation, dissolution or winding up;

(b)    declare, set aside or make any dividend, payment or distribution of property or assets with respect to its equity interests, including the Contributed Equity Interests, the AMH Equity Interests and the Manager Equity Interests;

(c)    (i) incur, on its behalf, any Indebtedness or guarantee the Indebtedness of any other Person or (ii) make, on its behalf, any loans, advances of capital contributions to, or investments in, or other advances to, any other Person, or otherwise commit, on its behalf, to any such financial transaction, or pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Contributors or any of their Affiliates, in each case under clause (i) or (ii), except in the ordinary course consistent with past practice or as set forth in Section 7.1(c) of the HoldCo Disclosure Letter;

(d)    sell, transfer, lease or otherwise dispose of or pledge or otherwise encumber (other than Permitted Liens) its material assets, except as set forth in Section 7.1(d) of the HoldCo Disclosure Letter;

(e)    (i) make, revoke or change any election relating to its Taxes other than in the ordinary course of business consistent with past practice, (ii) change or revoke any of its Tax accounting methods other than in the ordinary course of business consistent with past practice, (iii) change any of its Tax accounting periods other than in the ordinary course of business consistent with past practice, or (iv) settle or compromise any material Tax audit applicable to it or surrender any right to claim a refund with respect to a material Liability for Tax;

(f)    modify in any material respect, terminate or renew any of its Material Contracts or enter into any new Contract, on its behalf, that had it been in effect on the date hereof would have been a Material Contract (and if entry into such Contract is permitted or consented to by the chair of the Annaly Board of Directors, hereunder, modify in any material respect, terminate or renew such Contract thereafter), provided, however, this Section 7.1(f) shall not apply to modifications, terminations or renewals of the Management Agreement;

(g)    cause or permit Manager to enter into new employment agreements, except for offer letters sent to prospective employees in the ordinary course consistent with past practice, or amend any existing employment agreements;

(h)    terminate the employment of any Senior Person other than (i) a termination for Cause (as defined in the Second Amended and Restated Limited Liability Company Agreement of HoldCo, dated November 29, 2019) or (ii) due to role elimination without, in the case of this subsection (ii), prior approval of the Annaly Board of Directors’ Compensation Committee;

(i)    alter the compensation payable to any Senior Person for the fiscal year ending December 31, 2020 (which, for the avoidance of doubt, shall be consistent with the information set forth in Section 7.1(i) of the HoldCo Disclosure Letter);

(j)    except (w) as set forth in Section 7.1(i), (x) as required pursuant to existing Manager Benefit Plans in effect as of the date hereof, (y) in connection with the promotion of Manager Employees in the ordinary course of business or (z) as otherwise required by Applicable Law, adopt, enter into or become bound by any new Manager Benefit Plan or materially amend, modify or terminate any Manager Benefit Plan;

(k)    cause or permit (i) Manager, on its behalf, to acquire any rights, assets or properties other than in the ordinary course of business consistent with past practice or (ii) Manager, on its behalf, to acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or organize or form any corporation, limited liability company, partnership, joint venture, or other Person or any business organization or division thereof;

(l)    enter into any new line of business on its behalf;

(m)    make any material change to its accounting or cash management policies, procedures or practices (including with respect to reserves, revenue recognition, timing for payments of accounts payable and collection of accounts receivable) unless required by a change in Applicable Law or GAAP; or

(n)    settle any Proceeding on behalf any Manager Entity (i) in an amount in excess of $250,000 or (ii) where such settlement would result in the imposition of any material restrictions upon any of its operations or the Business or would reasonably be expected to restrict the conduct or operations of the business of the Annaly Parties; or

(o)    agree, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding anything to the contrary herein and for the avoidance of doubt, nothing in this Section 7.1, shall be construed to prevent Manager from causing Annaly or any of its Subsidiaries (separate and distinct from the Manager Entities) from taking actions in the course of Manager’s management of the Business.

Section 7.2    New External CEO. In the event Annaly appoints a new chief executive officer (the “New CEO”) prior to the Closing that is not a Manager Employee, the New CEO shall be hired as an employee of Annaly or a subsidiary thereof, rather than of Manager, and all compensation payable to the New CEO shall be paid by Annaly, rather than by the Manager (it being understood that any compensation payable to the New CEO shall not be deducted from the management fee paid to the Manager by Annaly pursuant to the Management Agreement). Annaly and Manager agree that, upon the hiring of the New CEO, they shall cooperate in good faith to amend or otherwise adjust Manager’s responsibilities pursuant to the Management Agreement to reflect that the customary functions of the chief executive officer role will be performed by the New CEO.

Section 7.3    No Solicitation of Third-Party Management Proposals. Except as otherwise permitted below, from the date hereof until the earlier of the Closing Date or termination of this Agreement in accordance with its terms, the Annaly Parties shall not, and shall cause their respective Subsidiaries and directors, officers, consultants, advisors (including, without limitation, legal and financial advisors), agents and other representatives (its “Representatives”) not to (i) solicit, initiate, knowingly encourage, assist or respond to the submission of any proposal or offer from any Person relating, with respect to Annaly, to the provision of external management services to Annaly (an “External Management Proposal”), (ii) participate in, continue or cooperate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, any effort or attempt by any Person to make an External Management Proposal or (iii) enter into any agreement with respect to an External Management Proposal. The Annaly Parties shall, and shall cause their respective Subsidiaries to, and shall use their reasonable best efforts to cause their Representatives to, immediately cease and cause to be terminated any and all such existing activities, discussions or negotiations relating to any External Management Proposal. The Annaly Parties hereby represent and warrant to HoldCo that, as of the date of this Agreement, (x) the Annaly Parties are not engaged in any discussions or negotiations with regard to a potential External Management Proposal and (y) no External Management Proposal has been received by the Annaly Parties prior to the date of this Agreement. Notwithstanding the foregoing, the Annaly Parties and their respective Subsidiaries and Representatives may respond to any inquiry or communication from any Person concerning a potential External Management Proposal solely to acknowledge receipt thereof and decline further engagement with such Person or its Representatives with respect to such potential External Management Proposal, and shall notify HoldCo of any such inquiry or communication.

Section 7.4    Access to Information; Interim Financial Statements; Confidentiality.

(a)    From the date hereof until the earlier to occur of the Closing or the termination of this Agreement pursuant to its terms, consistent with Applicable Law, upon reasonable notice, HoldCo shall afford to the officers, employees, accountants, counsel, advisors and other representatives and agents of Annaly (the “Annaly Representatives”) reasonable access (with reasonable prior notice, and during regular business hours) to all premises, records, databases, source code, books, Contracts, commitments, reports of examination, documents and other information (however stored) (including materials filed or furnished by HoldCo with any Governmental Authority with respect to compliance with Applicable Law) with respect to the Business as the Annaly Representatives may reasonably request. HoldCo shall also make available to the Annaly Parties and the Annaly Representatives the appropriate individuals for discussion of its business, properties and personnel as the Annaly Parties and/or the Annaly Representatives may reasonably request. No investigation by the Annaly Parties or the Annaly Representatives prior to or after the date hereof shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise affect Annaly Sub’s rights under Articles 8 and 9. Without limiting the foregoing, HoldCo shall promptly provide (i) all financial and operating data and other information concerning HoldCo and the Manager Entities as may be reasonably requested by the Annaly Parties or the Annaly Representatives, including, to the extent prepared, promptly after their preparation, financial reports prepared for Manager management, and interim financial statements of Manager, and (ii) access for the Annaly Parties and Annaly’s accountants to all work papers relating to HoldCo and the Manager Entities in connection with any of the foregoing.

(b)    Between the date hereof and the Closing Date, HoldCo shall provide to the Annaly Parties, no later than twenty (20) calendar days after the last day of each calendar month, an unaudited balance sheet of Manager as of the last day of such calendar month, the related unaudited statement of earnings, and the general ledger account of Manager for such calendar month.

(c)    From and after the Closing Date, HoldCo shall, and shall cause their Affiliates and their respective officers, managers, directors, employees and agents to, keep confidential and not use in any manner, any and all Confidential Information related to Manager and its assets (tangible and intangible), employees, finances, business and operations. The foregoing shall not preclude HoldCo or such persons from (i) disclosing such Confidential Information if compelled to disclose the same by judicial or administrative process or by other requirements of any Applicable Law (subject to the following provisions of this Section 7.4(c)), (ii) discussing or using such Confidential Information if the same hereafter is in the public domain (other than as a result of a breach of this Agreement) or (iii) discussing or using such Confidential Information if the same is acquired from a Person that is not known to HoldCo to be under an obligation to keep such information confidential. If HoldCo or any Affiliate is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such Confidential Information, HoldCo or such Affiliate thereof shall promptly notify the Annaly Parties of any such request or requirement so that the Annaly Parties may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.4(c). If, in the absence of a protective order or other remedy or the receipt of a waiver by Annaly or Annaly Sub, HoldCo or any Affiliate thereof is required to disclose such information, HoldCo or such Affiliate, without Liability hereunder, may disclose that portion of such information which HoldCo or such Affiliate is legally required to disclose; provided, that HoldCo or such Affiliate shall exercise their best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.

Section 7.5    Regulatory Matters; Third Party Consents.

(a)    The Parties shall, and shall cause their respective Affiliates to, cooperate with each other and use their reasonable best efforts to as promptly as practicable after the date hereof prepare and file, or cause to be prepared and filed, all necessary documentation to effect all applications, notices, petitions and filings with, and to obtain as promptly as practicable after the date hereof all permits, consents, approvals, waivers and authorizations of, all third parties and Governmental Authorities that are necessary or advisable to timely consummate the transactions contemplated hereby. All such third party consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to the Parties, and executed originals of such consents, waivers and approvals shall be made available to each Party for inspection promptly after receipt thereof, and copies of such notices shall be made available to each Party promptly after the making thereof. The Parties agree to take all reasonable steps necessary to satisfy any conditions or requirements imposed by any Governmental Authority in connection with the consummation of the transactions contemplated hereby. Each Party hereto (the “Reviewing Party”) will have the right to review in advance, and the other Party (the “Filing Party”) will consult with the Reviewing Party on, all the information relating to the Reviewing Party and its Affiliates that appears in any filing or written materials submitted by the Filing Party to any Governmental Authority in connection with the transactions contemplated hereby. The Parties hereto agree that they will keep the other Parties apprised in a timely manner of the status of matters relating to completion of the transactions contemplated hereby.

(b)    Each Party shall promptly advise the other Party upon receiving any communication from any Governmental Authority relating to the transactions contemplated hereby or otherwise materially affecting its ability to timely consummate the transactions contemplated hereby.

Section 7.6    Further Assurances. Each Party shall, and shall cause its Affiliates to, at the request of any other Party, execute and deliver to the requesting Party such further customary instruments and take such other actions as may be reasonably necessary or appropriate in order to confirm or carry out the provisions of this Agreement.

Section 7.7    Notification of Certain Matters. Until the Closing, the Contributors and the Annaly Parties shall promptly notify the other Party in writing of the occurrence of any event of which it has knowledge that would reasonably likely result in any of the conditions set forth in Article 8 of this Agreement becoming incapable of being satisfied.

Section 7.8    Public Announcements. On or prior to the Closing, no Party or any of its respective Affiliates will make any press release, public statement or public announcement with respect to this Agreement or any of the transactions contemplated hereby without the prior written consent of the chair of the Annaly Board of Directors and HoldCo; provided, that Annaly and/or HoldCo may make any press release, public statement or public announcement which the chair of the Annaly Board of Directors and/or HoldCo, as applicable, determine is required by Applicable Law, stock listing requirements or rating agency arrangements, in which case Annaly and/or the Contributors, as applicable, shall use commercially reasonable efforts to consult with Annaly and/or the Contributors, as the case may be, regarding the contents thereof prior to issuing any such press release or making any such public statement or public announcement.

Section 7.9    Contributor Transaction Expenses; No Liability. From and after the Closing, none of Annaly, any Affiliate of Annaly (including Annaly Sub), ALP, OpCo Holdings, AMH or Manager shall have any Liability as a result of or arising out of any (a) Contributor Transaction Expenses or (b) existing Indebtedness of the Contributors or their Affiliates. Notwithstanding the forgoing, if the Parties mutually agree, the Annaly Parties shall be permitted to satisfy the expenses or other obligations of ALP, OpCo Holdings, AMH or Manager prior to Closing.

Section 7.10    Delivery of Company Records. At or before the Closing, HoldCo shall deliver or cause to be delivered to Annaly or its designee true, correct and complete copies of all minute books of all meetings of members, directors and committees of the foregoing, unanimous or other consents, Manager seals, ledgers, true, correct and complete copies of the Organizational Documents and other similar records and items in HoldCo’s possession reasonably requested by Annaly from the Contributors.

Section 7.11    Contribution of Contributed Equity Interests. At Closing, HoldCo shall cause the OpCo Holdings Members to contribute and assign the Contributed Equity Interests owned by the OpCo Holdings Members to Annaly Sub pursuant appropriate instruments of transfer as contemplated in Section 8.2(g); provided that, to the extent HoldCo has not obtained or effected the foregoing prior to Closing after using reasonable best efforts, HoldCo may cause the Contributed Equity Interests owned by the OpCo Holdings Members to be contributed and assigned to Annaly Sub pursuant to an amendment or modification to the operating agreement of HoldCo determined in good faith by HoldCo to be appropriate or necessary to effect such contribution and assignment or through other means permitted by law and available to HoldCo, in its capacity as “Manager” of OpCo Holdings, without consent of any of the OpCo Holdings Members, in each case as may be mutually agreed by Annaly and HoldCo acting in good faith.

ARTICLE 8

CONDITIONS

Section 8.1    Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing of the condition that no temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Applicable Law shall be enacted, entered or enforced, in each case that prevents the consummation of the transactions contemplated hereunder on the same terms and conferring on the Annaly Parties all the rights and benefits as contemplated herein.

Section 8.2    Additional Conditions to Obligations of the Annaly Parties. The obligations of the Annaly Parties to consummate the transactions contemplated by this Agreement shall also be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties made by HoldCo, both in its own capacity and on behalf of the Manager Entities and the HoldCo Members, the Contributors and Manager in this Agreement, other than the Manager Fundamental Representations, that are qualified as to materiality (including the words “material” or “Manager Material Adverse Effect”) shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date except, in each case, to the extent that such representations and warranties refer specifically to an earlier date, in which case they shall be true and correct as of such date, and (ii) each of the Manager Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall be true and correct as of such date.

(b)    Agreements and Covenants. HoldCo, both in its own capacity and on behalf of the Manager Entities and the Contributors, shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)    Officer’s Certificate. Annaly shall have received a certificate, dated as of the Closing Date, as to the fulfillment of the conditions in Sections 8.2(a) and 8.2(b) signed by a duly authorized officer of HoldCo, which certificate shall have the effect of HoldCo (both on behalf of itself and on behalf of the other Contributors and the Manager Entities) making its representations and warranties under this Agreement as of the Closing Date (other than such representations that are made as of a specified date, which shall be remade at the Closing Date as of such specified date).

(d)    No Governmental Restriction, Etc. There shall not be any pending or threatened Claim asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking to obtain from Annaly or any of its Subsidiaries or Affiliates any damages in connection with this Agreement, or (ii) seeking to prohibit or limit the ownership, operation or conduct by Annaly or any of its Subsidiaries or Affiliates of any significant portion of the business or assets of Manager, Annaly or any of its Subsidiaries or Affiliates, or challenging or seeking to dispose of or hold separate any portion of the business or assets of Manager, Annaly or any of their respective Subsidiaries or Affiliates, in each case, as a result of the transactions contemplated by this Agreement.

(e)    Approvals, Consents, Etc. The Parties shall have delivered all notices, and Annaly shall have received any and all approvals, consents, waivers or confirmations, required or deemed advisable by Annaly from third parties relating to the Agreement or any of the transactions contemplated hereby, including but not limited to such approvals, consents, waivers or confirmations that will allow the ongoing operations of Manager from and after the Closing Date as such operations are conducted as of the date of this Agreement and the Closing, in form and substance satisfactory to Annaly, and no approval, consent, waiver, confirmation, or notices shall contain any terms or conditions that would materially restrict or limit the ongoing operations of Manager from and after the Closing Date as such operations are conducted as of the date of this Agreement and the Closing.

(f)    No Manager Material Adverse Effect. There shall not have occurred any fact, event, change, development, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Manager Material Adverse Effect.

(g)    Delivery of Assignments. The Annaly Parties shall have received duly executed assignments or other appropriate instruments of transfer with respect to the Contributed Equity Interests or other instruments of transfer reasonably acceptable to the Annaly Parties sufficient to effect valid and effective transfer the Contributed Equity Interests, duly executed by each Contributor and each OpCo Holdings Member with respect to itself; provided that, to the extent permitted by Section 7.11, this condition may be satisfied with respect to the Contributed Equity Interests held by the OpCo Holdings Members by receipt of duly executed and effective documentation evidencing the valid and effective transfer of such Contributed Equity Interests pursuant to a method permitted by Section 7.11.

(h)    AMCO Retirement Plan. The AMCO Retirement Plan shall have been terminated without obligations for future payments and the Annaly Parties shall have received confirmation of such termination.

Section 8.3    Additional Conditions to Obligations of the Contributors. The obligation of the Contributors to consummate the transactions contemplated by this Agreement shall also be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. (i) Each of the representations and warranties made by the Annaly Parties in this Agreement, other than the Annaly Fundamental Representations, that are qualified as to materiality (including the words “materiality”) shall be true and correct, and those not so qualified shall be true and correct in all materials respects, as of the date hereof and as of the Closing Date as if made on and as of the Closing Date except, in each case, to the extent that such representations and warranties refer specifically to an earlier date, in which case they shall be true and correct as of such date and (ii) each of the Annaly Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date, except to the extent that any such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall be true and correct as of such date.

(b)    Agreements and Covenants. The Annaly Parties shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)    Officer’s Certificate. The Contributors shall have received a certificate, dated as of the Closing Date, as to the fulfillment of the conditions in Sections 8.3(a) and 8.3(b) signed by duly authorized officers of Annaly and Annaly Sub, respectively, which certificate shall have the effect of Annaly and Annaly Sub making their respective representations and warranties under this Agreement as of the Closing Date (other than such representations that are made as of a specified date, which shall be remade at the Closing Date as of such specified date).

(d)    Continued Employment. Annaly shall have offered employment or continued employment to all employees of the Manager and Annaly set forth on Schedule 2 (to the extent such employees are still employed by the Manager or Annaly at the Closing) on terms and conditions as set forth on Exhibit B, it being understood that Schedule 2 will be updated at Closing to include any such employees hired by the Manager following the date hereof not in violation of Section 7.1.

(e)    Retention and Severance Policy. Annaly shall have adopted an employee retention and severance policy as mutually agreed between the parties (the “Employee Retention and Severance Policy”), pursuant to which Annaly will provide certain standard benchmarked severance protections for all employees of the Manager and Annaly set forth on Schedule 2 (excluding any person subject to an individual severance agreement with Annaly) for termination without cause following the Closing Date.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

Section 9.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)    By mutual written consent of the Parties;

(b)    By either Annaly or HoldCo’s board of managers if the Closing shall not have occurred by September 30, 2020 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(c)    By Annaly, if the Annaly Parties are not in breach of their respective obligations under this Agreement, and if at any time there has been a breach on the part of the Manager Entities or the Contributors such that one of the conditions set forth in Section 8.2 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(c)), provided, that if such breach is curable by any Manager Entity or any Contributor, then Annaly may not terminate this Agreement under this Section 9.1(c) until the earlier of the Outside Date and thirty (30) days after delivery of written notice from Annaly to the Manager Entities and the Contributors of such breach, provided that the Manager Entities and the Contributors continue to exercise commercially reasonable efforts to cure such breach; or

(d)    By HoldCo’s board of managers if the Contributors are not in breach of their respective obligations under this Agreement, and if at any time there has been a breach on the part of Annaly or Annaly Sub such that one of the conditions set forth in Section 8.3 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 9.1(d)), provided, that if such breach is curable by Annaly, then HoldCo’s board of managers may not terminate this Agreement under this Section 9.1(d) until the earlier of the Outside Date and thirty (30) days after delivery of written notice from the Contributors to Annaly of such breach, provided that Annaly continues to exercise commercially reasonable efforts to cure such breach.

Section 9.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 (which termination will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties hereto), (i) this Agreement (other than this Section 9.2 and Sections 7.8, 11.1, 11.2, and 11.5 through 11.12, which shall survive such termination) will forthwith become void and be of no further force and effect, and there will be no Liability on the part of Annaly, Annaly Sub, the Contributors, the Manager Entities or any of their respective Affiliates, officers, managers or directors to the other and all rights and obligations of any Party hereto will cease, except that nothing herein will relieve any Party from Liability for any breach prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement; and (ii) the Management Agreement shall remain in full force and effect as if it had not been amended by Article 3 hereto.

ARTICLE 10

TAX MATTERS

Section 10.1    Tax Allocation. HoldCo Members (both in their capacity as members of HoldCo and as limited partners in ALP) and OpCo Holdings Members shall be responsible for all income Tax on income, gain, loss, credit or deduction allocated to them by HoldCo and ALP or OpCo Holdings, as applicable, for all taxable periods that end on or before the Closing Date, it being understood that the last day of the taxable year of each of HoldCo, ALP and OpCo Holdings shall end for income tax purposes on the Closing Date at the effective time; provided that to the extent that any such taxable year does not end on the Closing Date for any state or local income tax purposes, such income, gain, loss, credit or deduction will be allocated to the period ending on the Closing Date using a “closing of the books” method.

Section 10.2    Returns and Payments. The Contributors and the Manager Entities shall prepare and cause the filing in a timely manner (taking into account timely extensions) of all Tax Returns for HoldCo and the Manager Entities that are due on or before the Closing Date in a manner consistent with past practices employed without making or changing any accounting methods, elections and conventions. Following the Closing, Annaly shall prepare and file or cause to be prepared and filed in a timely manner all Tax Returns of HoldCo and the Manager Entities that are due after the Closing Date with respect to Tax periods beginning before the Closing Date (“Pre-Closing Date Tax Returns”). Pre-Closing Date Tax Returns shall be prepared, and each item thereon treated, in a manner consistent with past practices employed (except to the extent that Annaly’s counsel or outside accounting firm determines that such treatment is not more likely than not correct) without making or changing any accounting methods, elections and conventions. A representative of the HoldCo Members and OpCo Holdings Members, which shall initially be Anthony Green, shall have the right to review any such Tax Return thirty (30) days prior to the filing of such Tax Return, and the Annaly Parties and such representative shall use good faith efforts to resolve reasonable comments to such Tax Return from such representative. Annaly shall use commercially reasonable efforts to provide any IRS Forms K-1 of HoldCo or OpCo Holdings to the HoldCo Members or OpCo Holdings Members, as applicable, within sixty (60) days after the end of the calendar year in which the Closing occurs.

Section 10.3    Contests. In the case of an audit or administrative or judicial proceeding of HoldCo or the Manager Entities that relates to taxable periods ending on or before the Closing Date, the Contributors shall have the right, at the Contributors’ expense, to participate in such audit or proceeding to the extent that it could potentially result in an adjustment to any items of income, loss, credit, deduction, or gain from such entity previously allocated to a HoldCo Member or OpCo Holdings Member, and Annaly shall use commercially reasonable efforts to obtain the prior written consent of HoldCo (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim that results in an adjustment to any item of income, loss, credit, deduction, or gain previously allocated to a HoldCo Member or OpCo Holdings Member.

Section 10.4    Cooperation and Exchange of Information. The Parties shall each provide the others with such cooperation and information as any of them reasonably may request of the others in filing any Tax Return, amended Tax Return or claim for refund, determining a Liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase Manager or a part of the business acquired from the Contributors by Annaly Sub. Such cooperation and information shall include but is not limited to providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers, opinions, memorandums, analyses, records and other documents relating to rulings or other determinations by Tax authorities. The Contributors and Annaly shall (and Annaly after the Closing will cause the Manager Entities to) retain all Tax Returns, schedules and work papers, opinions, memorandums, analyses, records and other documents in their possession relating to Tax matters of Manager, if any, for the taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, or (ii) six (6) years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 10.4 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

ARTICLE 11

MISCELLANEOUS

Section 11.1    Fees and Expenses. Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Closing is consummated.

Section 11.2    Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile, telecopier or e-mail, as follows:

(a)	If to Annaly, Annaly Sub, or, after the Closing, to the Manager Entities, to:
Annaly Capital Management, Inc.
1211 Avenue of the Americas
New York, NY 10036
Attention: Chief Legal Officer

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC 20004
Attention: Michael E. McTiernan

(b)	If to the Contributors or the Manager Entities (prior to the Closing), to:

Annaly Management Company LLC
1211 Avenue of the Americas
New York, NY 10036
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
2200 Pennsylvania Avenue NW
Washington, DC 20037
Attention: Robert K. Smith

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery, and (ii) in the case of facsimile or telecopier or electronic mail, upon receipt of the appropriate facsimile or telecopier confirmation.

Section 11.3    Amendment. This Agreement may be amended to the fullest extent permitted by Applicable Law by the Parties at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

Section 11.4    Waiver. At any time prior to the Closing, Annaly, on the one hand, and the Contributors and Manager Entities, on the other hand, may, to the extent permitted by Law, extend the time for the performance of any of the obligations or other acts required by the other Party hereunder, waive any inaccuracies in the representations and warranties made to such Party and contained in this Agreement or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions for the benefit of such Party contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, or the waiver of the fulfillment of any such condition, shall not affect the right to any remedy based on such representation, warranty, covenant or obligation.

Section 11.5    Severability. If any term or other provision of this Agreement, or the application thereof, is invalid, illegal, void or incapable of being enforced by any Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, void or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.6    Entire Agreement. This Agreement (including all exhibits, annexes and schedules hereto) and other documents and instruments delivered pursuant hereto or thereto constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and no Party is relying on any prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof.

Section 11.7    Assignment. This Agreement shall not be assigned by operation of Applicable Law or otherwise, except that (a) Annaly may assign all or any of its rights hereunder to any Affiliate; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder, and (b) from and after the Closing, Annaly may assign all of its rights and obligations hereunder to a Person that directly or indirectly acquires all of the equity interests, substantially all of the assets, or all or part of the business, of Annaly, so long as such Person assumes this Agreement, in writing, and agrees to be bound by and to comply with all of the terms and conditions hereof.

Section 11.8    Parties in Interest. Subject to Section 11.7 hereof, this Agreement shall be binding upon and inure solely to the benefit of each Party and each of their respective heirs, executors, personal representatives, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.9    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 11.10    Governing Law; Jurisdiction.

(a)    This Agreement and all disputes, controversies or claims relating to, arising out of or under, or in connection with this Agreement and the transactions contemplated hereby, including the negotiation, execution and performance hereunder, shall be governed by, and construed in accordance with, the internal substantive laws of the State of New York, excluding, to the greatest extent a New York court would permit, the application of the laws of any other jurisdiction. Each of the Parties irrevocably and unconditionally submits to the sole and exclusive personal jurisdiction of (i) the courts of the State of New York, and (ii) the United States District Court for the Southern District of New York (together with appropriate appellate courts therefrom, the “New York Courts”), for the purposes of any dispute, claim, controversy, suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby. Each of the Parties hereto further agrees and covenants (A) to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York and (B) to not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the Parties hereby irrevocably and unconditionally consents to service of any process, summons, notice or document by U.S. prepaid certified or registered mail to such Party’s respective address set forth above in Section 11.2 and agrees that such service shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 11.10. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by Applicable Law. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)    Each of the Parties hereto hereby agrees that a final judgment in any dispute, claim, controversy, suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby or thereby shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

Section 11.11    Enforcement of Agreement; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the New York Courts, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 11.12    Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any facsimile or electronically transmitted copies (including using portable document format (“.pdf”)) hereof or signatures hereon shall, for all purposes, be deemed originals.

Section 11.13    Due Diligence Materials. For purposes of this Agreement, the phrase “provided to Annaly” shall mean the delivery by the Manager Entities of the various materials, documents and information produced by the Manager Entities throughout Annaly’s due diligence review process to Annaly by e-mail delivery, up until two (2) Business Days prior to the date hereof.

Section 11.14    Time is of the Essence. Time is of the essence in this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Relative to the determination of any period of time, “from” means “including and after,” “to” means “to but excluding” and “through” means “through and including.”

Section 11.15    Rules of Interpretation. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under, and all accounting determinations hereunder shall be made in accordance with, GAAP. Unless otherwise specified, all references herein to “Articles,” “Sections,” “Exhibits,” “Annexes” or “Schedules” are to Articles, Sections, Exhibits, Annexes or Schedules of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein,” “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. “Shall” and “will” mean “must,” and shall and will have equal force and effect and express an obligation. “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form. The table of contents and headings, titles and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References herein to this Agreement mean this Agreement as from time to time amended, modified or supplemented, including by waiver or consent. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. Any reference to an Applicable Law herein shall include any amendment thereof or any successor thereto and any Regulations promulgated thereunder. References to a Person are also to its permitted successors and assigns. Each Party acknowledges that this Agreement was negotiated by it with the benefit of representation by legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof. References in this Agreement to “consistent with past practice” shall mean consistent with past practice including as to time, frequency and amount.

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IN WITNESS WHEREOF, Annaly, Annaly Sub and the Contributors have executed and delivered this Internalization Agreement or caused this Internalization Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ANNALY:

Annaly Capital Management, Inc.

By:	/s/ Thomas Hamilton
Name:	Thomas Hamilton
Title:	Chair of the Board of Directors

ANNALY SUB:

AMCO Acquisition LLC

By:	Annaly Capital Management, Inc., its sole member

By:	/s/ Thomas Hamilton
Name:	Thomas Hamilton
Title:	Chair of the Board of Directors

[Signature Page to Internalization Agreement]

CONTRIBUTORS:

AMCO Holding Management Company LLC

By:	/s/ Glenn A. Votek
Name:	Glenn A. Votek
Title:	Authorized Officer

HoldCo Members

/s/ David Finkelstein
Name:	David Finkelstein

/s/ Timothy Coffey
Name:	Timothy Coffey

/s/ Anthony Green
Name:	Anthony Green

/s/ Helen Walter Crossen
Name:	Helen Walter Crossen

/s/ Glenn Votek
Name:	Glenn Votek

[Signature Page to Internalization Agreement]

MANAGER ENTITIES:

AMCO OpCo Holding Company LLC

By:	AMCO Holding Management Company LLC, its Manager

By:	/s/ Glenn A. Votek
Name:	Glenn A. Votek
Title:	Authorized Officer

AMCO LP Holding Company LP

By:	AMCO Holding Management Company LLC, its General Partner

By:	/s/ Glenn A. Votek
Name:	Glenn A. Votek
Title:	Authorized Officer

AMCO Manager Holdings LLC

By:	AMCO LP Holding Company LP, its Managing Member
By:	AMCO Holding Management Company LLC, its General Partner

By:	/s/ Glenn A. Votek
Name:	Glenn A. Votek
Title:	Authorized Officer

[Signature Page to Internalization Agreement]

Annaly Management Company LLC

By:	AMCO Manager Holdings LLC, its sole Member
By:	AMCO LP Holding Company LP, its Managing Member
By:	AMCO Holding Management Company LLC, its General Partner

By:	/s/ Glenn A. Votek
Name:	Glenn A. Votek
Title:	Authorized Officer

[Signature Page to Internalization Agreement]

Exhibit A

DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“ALP” has the meaning set forth in the Preamble.

“ALP Interests” has the meaning set forth in the Recitals.

“AMCO Retirement Plan” has the meaning set forth in Section 5.12(l).

“AMH” has the meaning set forth in the Recitals.

“AMH Equity Interests” has the meaning set forth in the Recitals.

“Applicable Law” means any domestic or foreign federal, state or local statute, law (whether statutory or common law and including the Securities Laws), ordinance, rule, administrative interpretation, regulation, order (including any exemptive orders), writ, judgment or directive (including those of any self-regulatory organization) applicable to or legally binding on any of the Contributors, the Manager Entities, the Annaly Parties, or any of their respective Affiliates, directors, employees or agents or other Person, as the case may be.

“Annaly” has the meaning set forth in the Preamble.

“Annaly Board of Directors” means the members of the board of directors of Annaly.

“Annaly Disclosure Letter” means the Annaly Disclosure Letter dated as of the date hereof and delivered by the Annaly Parties to HoldCo simultaneously with the signing of this Agreement.

“Annaly Fundamental Representations” means the representations and warranties set forth in Sections 6.1, 6.2, and 6.3(a).

“Annaly Party” has the meaning set forth in the Preamble.

“Annaly Representatives” has the meaning set forth in Section 7.4(a).

“Annaly Sub” has the meaning set forth in the Preamble.

“Approvals” means all franchises, grants, authorizations, licenses, registrations, permits, easements, consents, waivers, qualifications, certificates, Orders, exemptions and other necessary approvals.

“Business” has the meaning set forth in the Preamble.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

“Claim” means any claim, suit, action, arbitration, mediation, cause of action, complaint, charge, allegation, criminal prosecution, investigation, demand letter, subpoena (or other formal request or demand), or proceeding, whether at law or at equity, before or by any Governmental Authority, arbitrator, other tribunal, or any other Person, and any information request from a Governmental Authority.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, from time to time, and the Regulations promulgated and rulings issued thereunder.

“Compensation Committee” means the compensation committee of the Annaly Board of Directors.

“Confidential Information” means any information (in whatever form, whether written, oral, electronic or otherwise) concerning the businesses and affairs of a Disclosing Party and all analyses, compilations, forecasts, studies or other documents which contain or reflect any such information; provided, however, that the term “Confidential Information” shall not include (a) information that is or becomes publicly available other than as a direct or indirect result of disclosure by a Receiving Party or its Representatives or (b) information that becomes available to the Receiving Party on a non-confidential basis from a source (other than such Disclosing Party or its Representatives) that, to the knowledge of such Receiving Party, is not prohibited from disclosing such information to such Receiving Party by any legal, contractual or fiduciary obligation to such Disclosing Party.

“Consideration” has the meaning set forth in Section 2.2.

“Contract” means any contract, plan, undertaking, understanding, agreement, purchase order, license, sublicense, consent, lease, note, mortgage or other binding commitment, whether written or oral.

“Contributed Equity Interests” has the meaning set forth in the Recitals.

“Contribution” has the meaning set forth in Section 2.1.

“Contributor” has the meaning set forth in the Preamble.

“Contributor Transaction Expenses” means all out-of-pocket costs, fees and expenses incurred at any time (whether or not invoiced) by or on behalf of the Contributors in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of advisors and consultants (including investment bankers, lawyers and accountants) arising out of, relating to or incidental to the discussion, evaluation, negotiation and documentation of the transactions contemplated hereby, and fees and costs related to the repayment of any Indebtedness (including prepayment fees and penalties and any amounts payable (including applicable Taxes) and any similar such amounts payable in connection with this Agreement and the transactions contemplated hereby).

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other equity or similar interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Disclosing Party” means (i) with respect to Manager, the Manager or the Contributors, and (ii) with respect to Annaly Sub, Annaly or Annaly Sub.

“Employee Retention and Severance Policy” has the meaning set forth in Section 8.3(e).

“ERISA” has the meaning set forth in Section 5.12(a).

“ERISA Affiliate” means, with respect to each Manager Entity, any trade or business, whether or not incorporated, that together with such Manager Entity is, or previously was, treated as a single employer under Section 414 of the Code or Title IV of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“External Management Proposal” has the meaning set forth in Section 7.3.

“Filing Party” has the meaning set forth in Section 7.5(a).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, any multinational, supra-national or quasi-governmental entity, body or authority, any regulatory authority, any self-regulatory organization, any court, arbitration tribunal or arbitrator (public or private) or any other entity exercising executive, legislative, judicial, taxing, regulatory or policing powers or functions of or pertaining to government (or any department, bureau or division thereof).

“Governmental Damages” means (i) any civil or criminal penalties or fines paid or payable to a Governmental Authority, (ii) any restitution paid to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of Manager of a crime or (y) settlement with a Governmental Authority for the purpose of closing a Governmental Investigation, or (iii) any injunctive relief or requirement to alter business practices.

“Governmental Investigation” means an investigation by a Governmental Authority the result of which may impose or demand Governmental Damages on or from Manager.

“HoldCo” has the meaning set forth in the Preamble.

“HoldCo Disclosure Letter” means the HoldCo Disclosure Letter dated as of the date hereof and delivered by HoldCo to the Annaly Parties simultaneously with the signing of this Agreement.

“HoldCo Members” means the Persons named on Schedule 1.

“Indebtedness” of any Person means, without duplication, the following obligations: (i) all obligations for borrowed money, including accrued but unpaid interest thereon (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments (whether or not convertible), including accrued but unpaid interest thereon, (iii) all obligations to pay the deferred purchase price of property or services, (iv) all obligations as lessee that would be required to be capitalized in accordance with GAAP, (v) all negative balances in bank accounts and all overdrafts, (vi) all obligations under indentures or arising out of any swap, option, derivative, hedging or similar arrangement, (vii) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction, (viii) all obligations under conditional sale or other title retention agreements relating to any property purchased by such Person, (ix) all underfunded or unfunded long-term Liability as of such time with respect to any compensation plan and the long-term amount of any shortfall in payments to unions for pension plans and medical plan contributions, (x) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (xi) all obligations in respect of prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if all Indebtedness referred to in clauses (i) through (x) above were prepaid (or, in the case of any swap, option, derivative, hedging or similar arrangement, unwound and fully settled) in full at such time and (xii) to the extent any item of such Indebtedness referred to in clauses (i) through (xi) above cannot be repaid on such time (e.g., as a result of an irrevocable advance notice requirement), all interest on and other accretion of such Indebtedness that occurs between such time and the earliest time that repayment may occur (e.g., if notice were delivered on such time).

“Intellectual Property” means all U.S. and foreign patents, provisional and non-provisional patent applications, invention disclosures, trademarks, trade names, service marks, trade dress, copyrights and any applications therefor, domain names, moral rights, mask works, schematics, technology, social media accounts and platforms, including log-in credentials, associated content and material, user data and analytics, and all other associated rights, know-how, Trade Secrets, customer lists, technical information, technical data, databases, data collections, process technology, plans, drawings and blue prints, inventions, improvements thereto, ideas, algorithms, devices, systems, processes, computer software programs and applications (source code and object code form), tangible or intangible proprietary information, and any other types of intellectual property.

“IRCA” means the Immigration Reform and Control Act of 1986.

“IRS” has the meaning set forth in Section 5.12(b).

“Knowledge” means, (i) in the case of HoldCo, the actual knowledge of a particular fact or other matter of each of David Finkelstein, Timothy Coffey, Anthony Green, Helen Walter Crossen and Glenn Votek, and (ii) in the case of the Annaly Parties, the actual knowledge of a particular fact or other matter of the Annaly Board of Directors.

“Liability” means any Indebtedness, liability or obligation (whether direct or indirect, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether determined or determinable, whether disputed or undisputed, whether liquidated or unliquidated, whether due or to become due and whether in contract, tort, strict liability or otherwise), including any liability for Taxes.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), claim, conditional sale agreement, or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under Applicable Law, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable Securities Laws.

“Management Agreement” has the meaning set forth in the Preamble.

“Manager” has the meaning set forth in the Preamble.

“Manager Balance Sheet” has the meaning set forth in Section 5.7(a).

“Manager Benefit Plan” has the meaning set forth in Section 5.12(a).

“Manager Employees” has the meaning set forth in Section 3.1(b).

“Manager Entities” has the meaning set forth in the Preamble.

“Manager Equity Interests” has the meaning set forth in the Recitals.

“Manager Fundamental Representations” means the representations and warranties set forth in Sections 4.1, 4.2, 4.3(a), 4.5, 4.10, 5.1, 5.2 and 5.3(a).

“Manager Material Adverse Effect” means any fact, event, change, development, circumstance or effect that is, or would reasonably be expected to (a) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, or results of operations of Manager, and/or (b) materially impair or delay the ability of Manager to perform its obligations hereunder, except that none of the following will be considered (either alone or in combination) in determining whether a Manager Material Adverse Effect has occurred: (i) general changes in the United States or global economic, financial market, business or geopolitical conditions (except to the extent that such developments have a disproportionate effect on the Manager), (ii) general changes in the markets or industries in which the Manager conducts its business (except to the extent that such changes have a disproportionate effect on the Manager), (iii) any condition or event rising from or related to any former executive officers of Annaly, (iv) any action or inaction by Manager that the chair of the Annaly Board of Directors approves or consents to in writing or which is taken or not taken in compliance with or in performance of this Agreement, (v) changes arising from actions taken by Annaly including, without limitation, actions taken at the request of the New CEO, (vi) changes in any generally applicable Laws or generally applicable accounting regulations or principles or interpretations thereof (except to the extent that such changes have a disproportionate effect on the Manager), (vii) any change in the price or trading volume of any of Annaly’s securities or other financial instruments, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Manager Material Adverse Effect” may be taken into account in determining whether there has been a Manager Material Adverse Effect), (viii) any outbreak or escalation of hostilities or war or any act of terrorism, or any acts of God or natural disasters (except to the extent that such changes have a disproportionate effect on the Manager), (ix) the announcement of this Agreement or (x) changes resulting from the execution of this Agreement and consummation of the transactions contemplated hereby. Any fact, event, change, development, circumstance, or effect shall not be deemed to have a Manager Material Adverse Effect if such fact, event, change, development, circumstance or effect results or arises from changes or conditions generally affecting the industry in which Manager conducts its Business, except to the extent such fact, event, change, development, circumstance or effect disproportionately affects (relative to other participants in the industry in which Manager conducts its Business) Manager.

“Manager Operating Committee” means the operating committee of Manager.

“Material Contracts” has the meaning set forth in Section 5.9(a).

“New CEO” has the meaning set forth in Section 7.2.

“New York Courts” has the meaning set forth in Section 11.10(a).

“Order” means any judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Governmental Authority.

“Organizational Documents” means the articles of incorporation or certificate of formation, bylaws or operating agreement or other similar instruments of a Person.

“OpCo Holdings” has the meaning set forth in the Preamble.

“OpCo Holdings Members” has the meaning set forth in the Preamble.

“OpCo Interests” has the meaning set forth in the Recitals.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Parties” has the meaning set forth in the Preamble.

“Permitted Liens” means (a) Liens imposed by Applicable Law for Taxes not yet due and payable or that are being properly contested, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen, and other Liens imposed by Applicable Law or Contract incurred in the ordinary course of business that are not overdue by more than thirty (30) days or that are being properly contested, (d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the ordinary course of business, (f) easements, zoning restrictions, rights-of-way, licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any real property that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of the business at any real property subject to such Liens, (g) any (i) interest or title of a lessor or sublessor, or lessee or sublessee under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor, or lessee or sublessee may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), (h) Liens on goods held by suppliers arising in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as long as such Lien remains unperfected, (i) with respect to any real property in which either company owns a leasehold estate, any defect or encumbrance caused by or arising out of the failure to record the lease or a memorandum thereof in the applicable real property records in the jurisdiction where such real property is located, (j) the effect of any moratorium, eminent domain or condemnation proceedings and (k) Liens as set forth in Exhibit A of the HoldCo Disclosure Letter.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, joint venture other entity or group (as defined in Section 12(d)(3) of the Exchange Act).

“Pre-Closing Date Tax Returns” has the meaning set forth in Section 10.2.

“Proceedings” has the meaning set forth in Section 4.6(a).

“Projected Balance Sheet” has the meaning set forth in Section 2.4.

“Real Property” has the meaning set forth in Section 5.17(a).

“Real Property Leases” means any leases, subleases, licenses, concessions or any other Contracts to which Manager is a party granting to any Person any right to possession, use occupancy or enjoyment of any of the Real Property or any portion thereof.

“Receiving Party” means a Party or any Representative of such Party that receives Confidential Information from a Disclosing Party.

“Registered IP” has the meaning set forth in Section 5.14(a).

“Regulation” means any rule, regulation, policy or interpretation of any Governmental Authority having the effect of Law.

“Representatives” has the meaning set forth in Section 7.3.

“Reviewing Party” has the meaning set forth in Section 7.5(a).

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Act” has the meaning set forth in Section 4.10(b).

“Securities Laws” means the Securities Act, the Exchange Act, state “blue sky” securities Applicable Laws and all similar foreign securities Applicable Laws, and the rules and regulations promulgated thereunder.

“Senior Persons” shall consist of HoldCo’s board of managers and members of the Manager Operating Committee.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, association or other legal entity of which such Person (i) owns, directly or indirectly, greater than 50% of the stock or other equity interests the holder of which is generally entitled to vote as a general partner or for the election of the board of directors or managers or other governing body of a corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, association or other legal entity or (ii) has any arrangement, understanding or agreements entitling such Person to vote as a general partner or for the election of a majority of the board of directors or managers or other governing body of a corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, association or other legal entity.

“Tax” or “Taxes” means taxes, duties, fees, premiums, assessments, imposts, levies and governmental impositions of any kind, payable to any federal, state, county, local or foreign Governmental Authority, including, but not limited to, those on or measured by or referred to as income, franchise, profits, gross receipts, goods and services, capital, ad valorem, advance, corporation, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, custom duties, and interest, penalties and additions to tax imposed with respect to any of the foregoing.

“Tax Return” means returns, reports, forms and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the IRS or any other Governmental Authority or taxing authority or agency, domestic, state, local or foreign, including separate, consolidated, combined and unitary tax returns.

“Trade Secrets” means information, including but not limited to, know-how, Confidential Information, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings and blue prints, anywhere in the world that derives independent economic value, actual or potential, from not generally being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

*                *                 *                *                *

Exhibit B

Terms and Conditions of Employment Offers

Terms and conditions consistent with existing employment arrangements with the Manager.

B-1